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                                                                      Exhibit 11

                MFS COMMUNICATIONS COMPANY, INC.AND SUBSIDIARIES

               SCHEDULE COMPUTING CONSOLIDATED NET LOSS PER SHARE
                        APPLICABLE TO COMMON STOCKHOLDERS
                   For the Three Months Ended March 31, 1996
                  (dollars in thousands, except per share data)


Common shares outstanding/(1)/
-------------------------
Common shares outstanding at beginning of period            130,260,228
    Add issuances                                             1,159,434
    Less retirement of treasury stock                        (5,800,000)
                                                             ----------

Common shares outstanding at end of period                  125,619,662
                                                            ===========

Net loss per share applicable to common
---------------------------------------
stockholders
------------
Weighted average number of common shares
 outstanding                                                125,017,000

Net loss                                                      $ (86,224)
Dividends on preferred stock                                     (7,072)
                                                               --------
Net loss applicable to common
 stockholders                                                 $ (93,296)
                                                              =========

Net loss per share applicable to
 common stockholders                                          $   (0.75)
                                                              =========
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(1) All share data has been stated reflecting the common stock split in 1996.